UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2014

333-174304
Commission File Number

Amazonica Corp.
(Exact name of registrant as specified in its charter)

Nevada	99-0363013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2770 S. Maryland Parkway, #313 Las Vegas, NV	89109
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 26, 2014, the Company submitted its patent application with the United States Patent and Trademark Office for our “Ultra Pure Hydrogen Generating Device”, application number 61970600. The patent was based on ongoing research and development work from the Company’s team of scientists, led by Dr. GennadiyPetrovich Glazunov, a world renowned scientist at the Institute of Plasma Physics of the National Science Center of the National Academy of Science, located within the Kharkov Institute of Physics and Technology.

The new patent relates to an improved apparatus and method for generating ultra-pure gaseous hydrogen using a substantially cylindrical diffusion-catalytic membrane. The primary object of the present invention is to provide an ultra-pure hydrogen generating device that is reliable, maintainable, and economical to operate and one which yields enhanced productivity using a diffusion-catalytic membrane.

The abstract of our filing describes the patent as follows:

A device for generating ultra-pure hydrogen comprising a substantially cylindrical palladium tube having a first end and a second end, wherein the first end is hermetically sealed with a jointing technique; a collection end; a valve disposed within a hydrogen 5 conductor having two ends, wherein the second end of the palladium tube is hermetically sealed to one end of the hydrogen conductor and the collecting end is connected to the other end of the hydrogen conductor; and a screen opposingly disposed from the flame source and about the substantially cylindrical diffusion-catalytic membrane, the central axis of the screen is disposed substantially parallelly with the 10 central axis of the substantially cylindrical diffusion-catalytic membrane at a distance of about 4 cm.

More details of the patent filing can be found in the Exhibits filed herewith.

Item 9.01 Financial Statements and Exhibits.

Number	Exhibit

10.1	Electronic Acknowledgement of Receipt received March 26, 2014; Application Number 61970600
10.2	Patent Application Text
10.3	Patent Diagrams

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMAZONICA, CORP.

Date: April 2, 2014	By:	/s/ Michael Soursos
	Name:	Michael Soursos
	Title:	Principal Executive Officer and Principal Financial Officer

 3